Exhibit 4.1

FLINT HILLS RESOURCES HOUSTON CHEMICAL, LLC

(formerly known as PL Propylene LLC and successor by merger to PetroLogistics LP)

and

FHR HOUSTON CHEMICAL FINANCE CORP.

(formerly known as PetroLogistics Finance Corp.)

6.25% Senior Notes due 2020

SECOND SUPPLEMENTAL INDENTURE

Dated as of October 21, 2014

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

This SECOND SUPPLEMENTAL INDENTURE, dated as of October 21, 2014, is among Flint Hills Resources Houston Chemical, LLC, a Delaware limited liability company (the “Company”), FHR Houston Chemical Finance Corp., a Delaware corporation (“Finance Corp.”), and Wells Fargo Bank, National Association, a national banking association, as Trustee.

RECITALS

WHEREAS, PetroLogistics LP, a Delaware limited partnership and predecessor to the Company (“PetroLogistics”), and Finance Corp. (then known as PetroLogistics Finance Corp.), as Issuers, the Company (then known as PL Propylene LLC), as Guarantor, and the Trustee entered into an Indenture, dated as of March 28, 2013 (the “Base Indenture”), pursuant to which PetroLogistics and Finance Corp. issued $365,000,000 in principal amount of their 6.25% Senior Notes due 2020 (the “Notes”);

WHEREAS, pursuant to an internal restructuring, PetroLogistics and PetroLogistics GP LLC were merged with and into the Company (then known as PL Propylene LLC) on July 16, 2014.

WHEREAS, the Company, Finance Corp. and the Trustee entered into a First Supplemental Indenture, dated as of July 16, 2014 (together with Base Indenture, the “Indenture”), pursuant to which the Company assumed the obligations of PetroLogistics and PetroLogistics GP LLC under the Indenture and the Notes;

WHEREAS, Section 9.02 of the Indenture provides that the Company, Finance Corp. and the Trustee may amend or supplement the Indenture (other than certain provisions enumerated in Section 9.02 of the Indenture, which provisions are not implicated hereby) with the consent of the Holders of a majority in principal amount of the outstanding Notes;

WHEREAS, the Company and Finance Corp. have solicited, and, according to the written certification from the Information and Tabulation Agent, the Company and Finance Corp. have received, consents upon the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated October 7, 2014 (the “Consent Solicitation Statement”), from Holders representing a majority in aggregate principal amount of the outstanding Notes, to the amendments contemplated hereby;

WHEREAS, it is provided in the Indenture that a supplemental indenture becomes effective in accordance with its terms and thereafter binds every Holder;

WHEREAS, the Company and Finance Corp. desire to execute this Second Supplemental Indenture implementing the amendments to the Indenture contemplated hereby and have requested the Trustee to execute this Second Supplemental Indenture pursuant to Section 9.02 of the Indenture; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation and the Bylaws (or comparable constituent documents) of the Company and Finance Corp. and of the Trustee necessary to make this Second Supplemental Indenture a valid instrument legally binding on the Company, Finance Corp. and the Trustee, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, Finance Corp. and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE 1

Section 1.01          Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture or, if not defined therein, in the Consent Solicitation Statement.

ARTICLE 2

Section 2.01          This Second Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 2.02          This Second Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, Finance Corp. and the Trustee;  provided that the amendments to the Indenture contemplated in this Second Supplemental Indenture shall only become operative after the Consent Payment has been paid (as described in the Consent Solicitation Statement).  The Company shall promptly notify the Trustee in writing when the foregoing condition has been satisfied.  For the avoidance of doubt, the Consent Payment shall be deemed to have been paid for all purposes of this Second Supplemental Indenture at such time as funds sufficient to pay the aggregate amount due to Holders entitled thereto shall have been delivered to the Information and Tabulation Agent (as that term is defined in the Consent Solicitation Statement) or any other paying agent for such purpose.

ARTICLE 3

Section 3.01          Section 4.03 of the Indenture is hereby amended and restated to read in its entirety as follows:

Section 4.03.         Reports.

(a)           Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, the Company will provide Information to Holders of Notes in one of the following methods:  (1) by filing the Information with the Commission for public availability, or (2) by posting the Information on the Company’s website (or the website of a direct or indirect parent of the Company), or (3) by making the Information available on a password-protected online data system (including to any bona fide prospective investor, any securities analyst or any market maker in the Notes (a “Permitted Party”) upon certification to the Company of its status and certain other certifications relating to the compliance of such transaction with applicable securities laws).  For purposes of this section, the “Information” will include:  (a) within 120 days after the end of each fiscal year, annual audited financial statements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the period presented, and a report on the annual financial statements by the Company’s independent public accounting firm; (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, unaudited quarterly financial statements prepared in accordance with U.S. GAAP, subject to normal year-end adjustments and the absence of footnotes and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the period presented; and (c) promptly from time to time after the occurrence of an event that would be required to be reported by the Company on a current report on Form 8-K under any of Items 1.01, 1.02, 1.03, 2.01 (including related financial statements under Item 9.01), 2.03, 2.04, 2.05, 2.06, 3.03, 4.01, 4.02, 5.01 and 5.02(b) and (c) (other than with respect to information otherwise required or contemplated by Item 402 of Regulation S-K), as Form 8-K was in effect on October 7, 2014, the information with respect to such event required by the applicable Items; provided, however, that no such disclosure will be required to include as an exhibit, or to include a summary of the terms of, any employment or compensatory arrangement agreement, plan or understanding between the Company (or any of its subsidiaries) and any director, manager or executive officer, of the Company (or any of its subsidiaries); provided further that trade secrets and other confidential information that is competitively sensitive in the good faith and reasonable determination of the Company may be redacted from disclosures.

(b)           The Company will provide S&P and Moody’s (and their respective successors) with information on a periodic basis as S&P or Moody’s, as the case may be, shall reasonably require in order to maintain public ratings of the Notes.

(c)           All Information will be prepared in all material respects in accordance with U.S. GAAP.  The Information will not be required to contain separate financial information for Guarantors or for Subsidiaries whose securities are pledged to secure the Notes.  In addition, the Information will not be required to include any separate financial or other information pertaining to any third party credit enhancement, a significant customer or any affiliate of the Company.  While the Company or any direct or indirect parent of the Company is in registration with respect to an initial public offering, the Company or any direct or indirect parent of the Company shall not be required to disclose any information or take any actions which, in the view of the Company, would violate the securities laws or the Commission’s gunjumping rules.  Notwithstanding the foregoing, the obligation to provide information pursuant to this Section 4.03 may be satisfied with respect to financial information of the Company and its Subsidiaries by furnishing such information of any direct or indirect parent of the Company; provided that such information is accompanied by consolidating information that explains in reasonable detail the differences, if any, between the information relating to such parent, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand.

(d)           The Company and the Guarantors agree that, for so long as any Notes remain outstanding, if at any time they are not required to file with the Commission the reports required by the preceding paragraphs, they will furnish to the Permitted Parties, upon their request, in one of the methods pursuant to which the Information is to be provided above, any information that (1) is not included in the Information and (2) is required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 3.02          Section 5.01(a) is hereby amended and restated to read in its entirety as follows:

(a)           either (1) such Issuer is the survivor, or (2) the Person formed by or surviving any such consolidation or merger (if other than such Issuer ) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

ARTICLE 4

Section 4.01          Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 4.02          No past, present or future director, officer, employee, incorporator, member, stockholder or agent of the Company or Finance Corp. shall have any liability for any obligations of the Company or Finance Corp. under this Second Supplemental Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation.

Section 4.03          All agreements of the Company and Finance Corp. in this Second Supplemental Indenture, the Indenture and the Notes shall bind their respective successors.  All agreements of the Trustee in this Second Supplemental Indenture and in the Indenture shall bind its successor.

Section 4.04          Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Second Supplemental Indenture.  This Second Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

Section 4.05          THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 4.06          In case one or more of the provisions in this Second Supplemental Indenture, in the Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 4.07          The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Second Supplemental Indenture.

Section 4.08          The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first written above.

ISSUERS:

FLINT HILLS RESOURCES HOUSTON CHEMICAL, LLC

By	/s/ Wade D. Marquardt
Wade D. Marquardt, Treasurer

FHR HOUSTON CHEMICAL FINANCE CORP.

By	/s/ Wade D. Marquardt
Wade D. Marquardt, Treasurer

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TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Patrick Giordano
	Name:	Patrick Giordano
	Title:	Vice President

SECOND SUPPLEMENTAL INDENTURE SIGNATURE PAGE